EXHIBIT 10.1

SecureCom Plus Limited 19/F, Two International Financial Centre, 8 Finance Street, Central Hong Kong
LETTER OF INTENT

March 12, 2014

Attention: Nicholas Thompson
Amperico Corp.
42 Rockwood Crescent
Thornhill, ON, Canada L4J 7T2

Re: SecureCom Mobile Ltd.

This letter of intent ("LOI") sets out the proposed terms of a transaction (the "Acquisition") pursuant to which Amperico Corp. ("Amperico") and its assignees would acquire, from SecureCom Plus Limited ("SecureCom Plus") (the "Vendors") a USA and Canada ("Territory") Master License for a 10 year term to distribute, sell, and grant sublicenses in the Territory to SECURECOM MOBILE software and hardware products, upgrades, and new software and hardware products branded under the SecureCom Mobile brand and trademark ("Intellectual Property License Agreement"), in exchange for a) 90,000,000 restricted common shares in the capital of Amperico, b) a promissory note for US$250,000 due within 90 days, and c) a gross revenues royalty of 5%.

The parties' obligation to close the contemplated transactions will be subject to specified conditions precedent including, but not limited to, the following:

I.
The above Acquisition is to be detailed in the Intellectual Property License Agreement to be executed by the parties hereto that outlines the specific terms and conditions of the Master License that is subject to final negotiation, finalization, and execution.

•
Amperico shall have delivered in trust to a mutually agreed upon trustee, ("Trustee") share certificates representing 30,000,000 shares of Amperico to be released to SecureCom Plus upon execution of the Intellectual Property License Agreement.

•
Amperico shall have delivered in trust to the Trustee, a 90 day promissory note bearing interest at 7.5% in a mutually suitable form to be released to SecureCom Plus upon execution of the Intellectual Property License Agreement.

•
The representations and warranties of the parties in the Intellectual Property License Agreement remaining accurate at and as of the closing, and no material adverse changes in relation to the Property or either of the parties having occurred.

•
Standard reps and warrantee and other terms and covenants that form part of the Intellectual Property License Agreement respecting obligations of the Licensee, reporting, sub-license arrangements, publicity, infringement, and general terms and conditions.

II.
Access to Information. Immediately upon the parties' execution of this LOI, each of the parties and their respective attorneys, accountants and financial advisors will have full access during normal business hours to all employees, consultants, assets, properties, books, accounts, records, tax returns, contacts and other documents of the other parties hereto that are pertinent to the subject matter of the Acquisition, provided however that such access will not materially interfere with the normal business operations of such corporation. In the event the parties terminate their discussions for any reason, each of the parties will promptly return all documents and other materials so provided to it.

III.
Use and Confidentiality. All of the information, records, books and data to which each party and/or their respective representatives are given access as set forth above will be used by such party solely for the purpose of analyzing the Acquisition and the parties hereto and will be treated on a confidential basis. The terms, conditions and existence of this LOI and all discussions between the parties will also be treated on a confidential basis, subject to appropriate disclosure to regulatory authorities and as otherwise required by the rules of the Exchange which may be applicable. Subject to compliance with applicable regulatory policies, all announcements to third parties pertaining to the Acquisition will be subject to review and reasonable input of all parties before public disclosure. If either party hereto is so required to disclose any of the matters otherwise prohibited by this paragraph, such party shall promptly provide the other party hereto with written notice of any such requirements to disclose and shall reasonably consult with the other party hereto in respect of the required disclosure.

IV.	Closing. The closing of the contemplated transactions will occur on or before April 11, 2014 or such other date as the parties hereto may agree.

V.
Stand Still Provisions. Upon singing this LOI the Vendors will not, nor will it permit any of its officers, employees or agents (including without limitation, investment bankers, attorneys and accountants) to directly or indirectly solicit, discuss, encourage or accept any offer for the Acquisition, or the purchase, joint venture, option or financing of the Vendors's rights, whether as a primary or back-up offer, or take any other action with the intention or reasonably foreseeable effect of leading to a transaction contrary in intent to the Acquisition. Upon signing this LOI, Amperico will not, nor will it permit any of its officers, employees or agents (including without limitation, investment bankers, attorneys and accountants) to directly or indirectly solicit, discuss, encourage or accept any other offer relating to the Acquisition.

VI.	Costs and Expenses. Each party of this transaction will be responsible for its own costs.

VII.	Currency. All dollar amounts referred to herein are expressed in United States dollars, unless otherwise indicated.

VIII.
Choice of Law. This LOI shall be construed in accordance with the laws of Hong Kong and the parties attorn to the exclusive jurisdiction of the courts of Hong Kong in respect of all disputes arising hereunder.

IX.
Execution in Counterpart. The parties may execute this LOI in two or more counterparts, each of which is deemed to be an original and all of which will constitute one agreement, effective as of the date given above.

Yours very truly,
SECURECOM PLUS LIMITED

Per: /s/ Shiu Wai Wan
Shiu Wai Wan, Director

AGREED AND ACCEPTED this 12th day of March, 2014.

AMPERICO CORP.

Per: /s/ Nicholas Thompson
Nicholas Thompson, Director